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                                                                    EXHIBIT 99.1


             WEATHERFORD ANNOUNCES DATES FOR GRANT PRIDECO SPIN-OFF

HOUSTON, March 6, 2000 -- Weatherford International, Inc. (NYSE:WFT) today announced that its Board of Directors has fixed the close of business on March 23, 2000 as the record date for the proposed spin-off to stockholders of Weatherford's Grant Prideco drilling products division. The Board of Directors has also revised the number of shares to be issued in the spin-off from one share of Grant Prideco common stock for every two shares of Weatherford common stock to one share of Grant Prideco stock for each share of Weatherford common stock outstanding as of the close of business on March 23, 2000.

         The Board set the record date for the distribution following recent advice from the Internal Revenue Service that a favorable written ruling on the spin-off should be received within the next two to three weeks. The spin-off is conditioned upon receipt of the written ruling. Following the receipt of the ruling, an information statement relating to the spin-off will be sent to all stockholders of record. Weatherford currently expects that the information statement will be sent on or about March 27, 2000 and that the distribution of the shares to the stockholders will be made on or about April 14, 2000.

         The stock of Grant Prideco has been approved for listing on the New York Stock Exchange under the symbol "GRP". Based on conversation with the New York Stock Exchange, Weatherford has been advised that trading of Grant Prideco stock on a when issued basis may begin shortly after the record date.

         Bernard J. Duroc-Danner, Chairman and Chief Executive Officer of Weatherford, stated "We are extremely pleased with the recent developments from the Internal Revenue Service and are looking forward to the opportunities that will be available to both companies following the spin-off. We currently expect that the coming months will be a very active time period for both companies as they position themselves for growth and taking advantage of improving market conditions."

         Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford's four divisions - Drilling and Intervention Services, Completion Systems, Artificial Lift Systems and Weatherford Global Compression Services - operate in over 50 countries and employ more than 10,000 people worldwide.

         Grant Prideco (http://www.grantprideco.com), headquartered in The Woodlands, Texas, is the world's leader in drill stem technology development and drill pipe manufacturing, sales and service, in addition to being North America's pre-eminent source for engineered connections and premium tubulars.

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Contact:
Don Galletly (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.